Exhibit 99.1

NEWS RELEASE

August 13, 2013	OTCQX: DPDW

DEEP DOWN REPORTS SECOND QUARTER 2013 RESULTS

•                     Net Income Improves 60% to $1.0 million

•                     Modified EBITDA Increases 22% to $1.7 million

•                     Revenues Increase 16% to $9.2 million

HOUSTON, TX – August 13, 2013/PRNewswire/ – Deep Down, Inc. (OTCQX: DPDW) (“Deep Down”)(the “Company”), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported net income of $1.0 million, or $0.10 per diluted share, for the second quarter of 2013, an improvement of $0.4 million from the second quarter of 2012.

OPERATING RESULTS

Revenues increased by $1.3 million in the second quarter of 2013 compared to the prior-year quarter. The increase of 16 percent in revenues occurred primarily due to increased demand by our customers for our technologically innovative solutions as a result of our consistently successful project execution.

Gross profit increased by $0.6 million to $3.5 million, or 38 percent of revenues, in the second quarter of 2013 compared to the prior-year quarter. Gross profit of 38 percent of revenues is consistent with our expectations for the second quarter of 2013.

Operating expenses increased by $0.2 million in the second quarter of 2013 compared to the prior-year quarter. The slight increase was due primarily to increased lease costs associated with our new facility.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges.

Modified EBITDA increased by $0.3 million to $1.7 million in the second quarter of 2013 compared to the prior-year quarter. The increase in Modified EBITDA is due primarily to increased gross profit before depreciation expense of $0.7 million, partially offset by increased selling, general and administrative expenses before amortization of share-based compensation of $0.4 million.

WORKING CAPITAL

At June 30, 2013, we had working capital of $7.5 million. Additionally, in the first quarter of 2013, we entered into the fifth amendment of our bank credit agreement, which among other things, increased the committed amount under our revolving credit facility to $5 million from $2 million. Because of these factors, and because of cash we expect to generate from operations, we believe that we will have adequate liquidity to meet our future operating requirements.

EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer, stated, "We are pleased with our results for the second quarter of 2013. Our backlog has reached $26 million and our business is increasing. To accommodate this increase, we entered into a long-term facility lease in June 2013, which enables us to expand our capacity and take on much larger jobs.”

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About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

Stonegate Securities, Inc.

casey@stonegateinc.com

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended
	June 30,
	2013	2012
(in thousands, except per share amounts)
Results of operations data:
Revenues	$9,156	$7,904
Cost of sales	5,636	5,033
Gross profit	3,520	2,871
Total operating expenses	2,399	2,156
Operating income	1,121	715
Total other expense	(50)	(61)
Income before income taxes	1,071	654
Income tax expense	(49)	(15)
Net income	$1,022	$639
Net income per share, basic and diluted	$0.10	$0.06
Weighted-average shares outstanding, basic and diluted	10,324	10,197

Modified EBITDA data:
Net income	$1,022	$639
Add back interest expense, net	54	34
Add back depreciation and amortization	385	462
Add back income tax expense	49	15
Add back share-based compensation	235	246
Add back equity in net loss of joint venture	–	32
Modified EBITDA	$1,745	$1,428

	Six Months Ended
	June 30,
	2013	2012
(in thousands)
Cash flow data:
Cash provided by (used in):
Operating activities	$(874)	$1,690
Investing activities	99	(1,293)
Financing activities	358	(1,271)

	June 30, 2013	December 31, 2012
(in thousands)
Balance sheet data:
Cash and cash equivalents	$1,106	$1,523
Current assets	13,558	11,763
Current liabilities	6,049	5,766
Working capital	7,509	5,997
Total assets	32,472	31,499
Total debt	4,019	3,616
Total liabilities	8,188	8,702
Stockholders' equity	24,284	22,797

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